Exhibit 23.5

Consent of Independent Petroleum Engineers and Geologists

As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-8 of Vanguard Natural Resources, LLC of all references to our firm and information from our reserves report dated February 11, 2013 included in or made a part of the Vanguard Natural Resources, LLC Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on March 1, 2013, and our summary report attached as Exhibit 99.2 to such Annual Report on Form 10-K.

/s/ Netherland, Sewell & Associates, Inc.

Dallas, Texas
July 23, 2013